Exhibit 99.2

EXTENDED STAY AMERICA ANNOUNCES DIVIDEND FOR FOURTH QUARTER 2013

CHARLOTTE, N.C. – February 26, 2014 (BUSINESS WIRE) — Extended Stay America, Inc.’s (NYSE:STAY) (the “Company”) subsidiary, ESH Hospitality, Inc., today announced that its Board of Directors has declared a prorated cash dividend of $0.08 per share for the fourth quarter 2013, payable to ESH Hospitality, Inc.’s Class A and Class B common shareholders. Paired shares of ESH Hospitality, Inc.’s Class B common stock and Extended Stay America, Inc.’s common stock began trading on the NYSE on November 13, 2013. The Company owns all of the Class A common stock of ESH Hospitality, Inc. The prorated dividend reflects the 49 days during the quarter after which the Company’s initial public offering was completed based on $0.15 per share for a full quarter. The dividend will be payable on March 26, 2014, to shareholders of record as of March 12, 2014.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 684 hotels in the U.S. and Canada comprising approximately 76,200 rooms and employs approximately 10,000 employees in its hotel properties and headquarters. The Company owns and operates hotels under the core brand Extended Stay America®, which serves the mid-priced extended stay segment, and other brands. Visit www.extendedstay.com for more information about the Company and its services.

Forward Looking Statements

This press release may contain forward-looking statements with the meaning of the federal securities laws. Statements related to, among other things, payment of dividend, future financial performance and flexibility, debt pay down and dividend growth, as such, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements. For a description of factors that may cause the Company’s actual results or performance to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Prospectus filed with the SEC on November 13, 2013 and other documents of the Company on file with or furnished to the

SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

Contacts

Investors:

Kay Sharpton

(980) 345-1546

investorrelations@extendedstay.com

Media Contacts:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com

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